Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P.
Announces Results of Offer to Purchase Any and All of its $250,000,000 Aggregate Principal Amount of
6.875% Senior Notes and Related Solicitation of Consents as of the Consent Payment Deadline
     Whippany, New Jersey, March 23, 2010 — Suburban Propane Partners, L.P. (NYSE:SPH) (“Suburban Propane”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, announced today that pursuant to the offer of Suburban Energy Finance Corp. and Suburban Propane (collectively “Suburban”) to purchase any and all of the $250,000,000 aggregate principal amount of their outstanding 6.875% Senior Notes due 2013 with CUSIP number 864486AB1 (the “Notes”) and related solicitation of consents (together, the “Offer”) to certain proposed amendments to the indenture governing the Notes (the “Consents”), $202,427,000 aggregate principal amount of Notes (and related Consents) have been validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on March 22, 2010 (the “Consent Payment Deadline”).
     The Offer will expire at 12:00 midnight, New York City time, on April 5, 2010, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders who validly tendered (and did not validly withdraw) their Notes and provided (and did not validly revoke) their Consents prior to the Consent Payment Deadline, will receive the total consideration of $1,025.42, payable in cash for each $1,000 principal amount of Notes accepted for payment, which includes a consent payment of $30.00 per $1,000 principal amount of Notes accepted for payment. The Offer contemplates an early settlement option, so that holders whose Notes have been validly tendered prior to the Consent Payment Deadline and accepted for purchase will receive payment as early as March 23, 2010 (the “Initial Payment Date”). Holders who validly tender their Notes after the Consent Payment Deadline, but on or prior to the Expiration Date will be entitled to receive $995.42 for each $1,000 principal amount of Notes accepted for purchase, which amount is equal to the total consideration less the consent payment. Accrued and unpaid interest, up to, but not including, the applicable settlement date will be paid in cash on all validly tendered and accepted Notes. The settlement date with respect to all Notes not settled at the Initial Payment Date is expected to be April 6, 2010, or promptly thereafter.
     The terms and conditions of the Offer, including Suburban’s obligation to accept the Notes tendered and pay the purchase price therefor, are set forth in the Offer to Purchase and Consent Solicitation Statement dated March 9, 2010 (the “Offer to Purchase”) and related Consent and Letter of Transmittal. Suburban has satisfied the conditions to (i) raise the net proceeds set forth in the Offer to Purchase and (ii) receive the required Consents to amend and supplement the indenture governing the Notes and the execution by the applicable parties of the supplemental indenture effecting such amendments. Suburban may amend, extend or, subject to certain conditions, terminate the Offer. Except in certain circumstances as required by law, Notes tendered may not be withdrawn.
     Suburban will redeem, on April 22, 2010, any and all of the Notes that remain outstanding following the expiration of the Offer. The redemption price for the Notes will be 102.2917% of the principal amount thereof, plus any accrued and unpaid interest up to, but not including, the date of redemption. The notice of redemption was sent to registered holders of the Notes on or about March 23, 2010. Notes are to be surrendered to The Bank of New York Mellon, as trustee and paying agent, in exchange for payment of the redemption price. Questions relating to, and requests for additional copies of, the notice of redemption should be directed to Corporate Trust Department, 101 Barclay Street – Corporate Finance Unit, Floor 8W, New York, New York 10286.
     In connection with the Offer, Suburban has retained BofA Merrill Lynch as the dealer manager. Questions regarding the Offer may be directed to BofA Merrill Lynch, Debt Advisory Services Group, at (888) 292-0070 (toll-

free) and (980) 388-4603 (collect). Copies of the Offer to Purchase can be obtained from the information agent, D.F. King & Co., Inc. at (800) 488-8035 (toll-free) and (212) 269-5550 (collect). For questions concerning delivery by means of the Automated Tender Offer Program please contact The Bank of New York Mellon, the Depositary for the Offer, at (212) 815-3687.
About Suburban Propane Partners, L.P.
     Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. Suburban serves the energy needs of approximately 850,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
About Suburban Energy Finance Corp.
     Suburban Energy Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of Suburban Propane formed for the sole purpose of acting as the co-issuer of the Notes. It has nominal assets and does not and will not conduct any operations or have any employees.
Forward-Looking Statements
     This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding closing of the offering and the use of proceeds of the offering. These statements reflect Suburban’s expectations or forecasts based on assumptions made by the partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward looking statements. These risks are further described in Suburban’s reports filed with the Securities and Exchange Commission.
     Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.
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